SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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DFA Investment Dimensions Group Inc.
Dimensional Investment Group Inc.
The DFA Investment Trust Company
Dimensional Emerging Markets Value Fund Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE	Contact:	Darla Hastings
Dimensional Fund Advisors
512-306-7428

RiskMetrics Group and Glass Lewis & Co.
Recommend “For” Votes in Dimensional’s Proxy Campaign

AUSTIN, TEXAS – May 19, 2009 – Dimensional Fund Advisors announced today that RiskMetrics Group (through its wholly owned subsidiary, Institutional Shareholders Services) and Glass Lewis & Co., two leading proxy advisory firms, have each recommended that the funds’ shareholders vote FOR ALL items being proposed in a current proxy campaign. The Dimensional funds’ board of directors also recommends a vote FOR ALL items.

RiskMetrics Group and Glass Lewis & Co. are independent of Dimensional and the Dimensional funds. They specialize in providing corporate governance services for large institutions, including evaluating proxy ballot items and making voting recommendations.

The Dimensional funds have organized a shareholder meeting on June 2 to vote on a number of proposals, such as election of directors and updates to the investment restrictions in older funds to make them consistent with funds that have been launched since 1996, when the National Securities Markets Improvement Act established one national standard for federally registered funds.

In its independent analysis, RiskMetrics Group stated that it “generally approves of amendments or elimination of certain fundamental restrictions, which as a result of changes in SEC policy and state securities laws, are outdated or obsolete, and therefore unfairly hamstring a fund that was created prior to the changes in regulatory law.”

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This is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund.